UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2023

STANDEX INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-7233	31-0596149
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

23 Keewaydin Drive, Salem, New Hampshire		03079
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (603) 893-9701

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $1.50 Per Share	SXI	New York Stock Exchange

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Standex International Corporation

SECTION 5

ITEM 5.02(e)         COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On October 25, 2023, the Compensation Committee of the Board of Directors adopted an Executive Severance Policy (the “Policy”). The purpose of the Policy is to supplement and ultimately replace the use by the Company of employment agreements with certain key employees, including the named executive officers, other than the Chief Executive Officer of the Company (the “Covered Executives”). A brief description of the terms and conditions of the Policy follows. The description set forth below is qualified by reference to the full Policy itself, a copy of which is incorporated herein and attached hereto as Exhibit 10.1.

In general, the Policy specifies severance and other benefits to which a Covered Executive would be entitled under various employment termination scenarios including change in control, death, disability, retirement, for cause, and without cause. In the event of a “Termination for Cause” (as defined in the Policy), the Covered Executive would not be entitled to any benefits under the policy. In other termination scenarios, the Covered Executive would be entitled to the benefits as set forth in the summary table below.

Type of Termination	Entitlement to Accrued Benefits	Severance	Current Year Bonus	Treatment of Unvested Equity	Insurance Benefits
Change in Control*	Payment of unpaid base salary and unused vacation days.	Lump sum equal to 2X the sum of base salary plus higher of target or most recent annual bonus.	Lump sum equal to greater of target annual bonus or pro-rata accrual of bonus on the Company’s books.	100% vesting	Continuation of life insurance and medical plan benefits covering the Covered Executive and dependents for two years following termination.
Death	Payment of unpaid base salary and unused vacation days.	N/A	N/A	In accordance with language of the underlying award agreements (generally provides for vesting upon death).	N/A except as due to Covered Executive’s estate or beneficiaries under any existing benefit plan.
Disability*	Payment of unpaid base salary and unused vacation days.	Base salary continuation for one year from the termination date.	N/A	In accordance with language of the underlying award agreements (generally provides for vesting on termination due to disability).	N/A except as due to Covered Executive under any existing benefit plan.
Retirement*	Payment of unpaid base salary and unused vacation days.	N/A	N/A
In accordance with language of the underlying award agreements (generally provides for vesting), except blanket prohibition on accelerated vesting of any awards made less than 6 months prior to retirement date.
N/A except as due to Covered Executive under any existing benefit plan.
Termination without Cause*	Payment of unpaid base salary and unused vacation days.	Continuation pay for one year in an annualized amount equal to base salary plus target annual bonus.	N/A	In accordance with language of the underlying award agreements (generally provides for forfeiture of unvested awards).	N/A except as due to Covered Executive under any existing benefit plan.

*The terms “Change of Control,” “Disability,” and “Retirement” have such meanings as defined in the Policy. “Termination without Cause” is any termination for any reason other than Change in Control, Death, Disability, Retirement, or For Cause.

The Policy specifies that any benefits under the Policy that are calculated based on reference to incentive-based compensation are subject to recovery by the Company in the event of a financial restatement in accordance with the Company’s Compensation Clawback Policy. In addition, in order to receive benefits under the Policy, a Covered Executive must execute a general release of claims and a restrictive covenant agreement containing specified non-compete, non-solicitation and confidentiality obligations as set forth more fully in the Policy. The Policy also contains provisions to ensure compliance with the deferred compensation regulations under Internal Revenue Code Section 409A and provides for applicable exceptions to a Covered Executive’s confidentiality obligations in order to comply with “whistleblower” and cooperation rules of the SEC or any other governmental authorities.

The Policy may be amended or terminated by the Company at any time; however, any termination of amendment that materially reduces benefits to Covered Executives shall be effective only upon six months prior written notice to the impacted individuals.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits – The following exhibits are provided as part of the information filed under Items 5.02(e) of this Current Report on Form 8-K.

Exhibit No.         Description

10.1                 Executive Severance Policy adopted by the Board of Directors on October 25, 2023.
104                  Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDEX INTERNATIONAL CORPORATION
(Registrant)

/s/ Ademir Sarcevic
Ademir Sarcevic
Chief Financial Officer

Date: October 31, 2023

Signing on behalf of the registrant and as
principal financial officer